Exhibit 99.1

ETHAN ALLEN REPORTS FISCAL 2019 SECOND QUARTER RESULTS

DANBURY, CT – January 28, 2019 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for its fiscal 2019 second quarter ended December 31, 2018. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

Fiscal 2019 second quarter compared to fiscal 2018 second quarter:

●	Consolidated net sales of $197.2 million compared to $198.5 million. Retail net sales of $158.5 million compared to $153.0 million. Wholesale net sales of $107.7 million compared to $118.0 million.

●	GAAP operating margin of 8.2% compared to 8.8% and adjusted operating margin of 8.3% compared to 8.7%.

●	Tax rate of 25.1% compared to 16.0% in quarter ended December 31, 2018.

●	GAAP diluted earnings per share of $0.45 compared to $0.54 and adjusted diluted earnings per share of $0.46 compared to $0.53.

●	Paid $5.1 million in cash dividends.

●	Announced special dividend of $1.00 which was paid on January 24, 2019.

“Our unique vertically integrated structure provides us an opportunity to differentiate and grow both sales and profits. We continue to strengthen the enterprise with many initiatives including: introduction of new products to expand reach; an integrated marketing campaign utilizing both digital and print mediums; repositioning of our retail network with 200 design centers in North America and 100 internationally; continuous improvements to our manufacturing and logistics; and operating our enterprise in a socially responsible manner,” said Farooq Kathwari, Ethan Allen's Chairman, President, and CEO.

Mr. Kathwari continued, “During the six months ending December 31, 2018, sales increased 1.4% despite challenging macroeconomic conditions related to international trade, stock market fluctuations and the government shutdown. The increase in retail sales resulted in profitability for retail for the second quarter and first six months. Wholesale segment sales and operating income were negatively impacted by reduced international sales and extraordinary sales discounts in order to win bids on GSA State Department orders while another bidder was liquidating inventory during their bankruptcy.”

“We are positioned well in both our wholesale and retail divisions with strengthened and relevant product offerings, strong marketing initiatives, 1,500 in-house entrepreneurial interior design associates and continuous improvement to manufacturing and logistics. In January 2019, we have seen improved traffic trends in our design centers and a positive outlook by our clients. We remain cautiously optimistic,” Mr. Kathwari concluded.

FISCAL 2019 SECOND QUARTER FINANCIAL RESULTS:

Consolidated

Net sales were $197.2 million for the three months ended December 31, 2018 compared to $198.5 million for the same period in the prior year, a decrease of 0.7%.

Gross profit was $108.9 million for the three months ended December 31, 2018 compared to $107.8 million in the comparable prior year period. Consolidated gross margin for the quarter was 55.2% compared to 54.3%. Retail sales as a percent of total consolidated sales was 80.4% for the quarter compared to 77.1% in the prior year quarter, increasing our consolidated gross margin primarily due to this increased retail sales mix.

Operating expenses for the three months ended December 31, 2018 were $92.7 million or 47.0% of sales compared to $90.3 million or 45.5% of sales in the comparable prior year period. Adjusted operating expenses were $92.4 million or 46.9% of sales compared to $90.6 million or 45.6% of sales. The 2.1% increase in adjusted operating expenses was primarily due to wholesale distribution cost increases and increased variable costs at retail, partly offset by a decrease in advertising. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Operating income for the three months ended December 31, 2018 was $16.1 million or 8.2% of sales compared to $17.5 million or 8.8% of sales in the comparable prior year period. Adjusted operating income for the three months ended December 31, 2018 was $16.4 million or 8.3% of sales compared to $17.2 million or 8.7% of sales in the comparable prior year period. The primary causes for the 8.0% decrease in operating income were the decreased wholesale sales partly offset by retail sales increases, and increased variable costs of logistics partly associated with increased sales. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Income taxes were $4.1 million for the three months ended December 31, 2018 and $2.8 million in the comparable prior year period. The effective rate this quarter was 25.1% compared to 16.0%. The effective tax rate for the prior year quarter was lower due to the benefit from the re-measurement of deferred tax assets and liabilities as a result of tax rate changes due to the 2017 tax act.

Net income was $12.2 million or $0.45 per diluted share for the three months ended December 31, 2018 and $14.9 million or $0.54 per diluted share in the prior year comparable period. Adjusted net income was $12.4 million or $0.46 per diluted share for the three months ended December 31, 2018 and $14.6 million or $0.53 per diluted share in the prior year comparable period. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Retail Segment

Net sales for the three months ended December 31, 2018 were $158.5 million compared to $153.0 million in the prior year comparable period, an increase of 3.6% compared to the prior year. Comparative net sales were $155.1 million compared to $151.0 million in the prior year period. Increased domestic sales were partly offset by decreased sales in Canada.

Total written orders for the retail division for the second quarter of fiscal 2019 were down 3.4% compared to the same prior year period, and comparable Design Center written orders were down 4.2% over the same period. Orders decreased in the both the U.S. and Canada.

Operating income was $3.3 million for the three months ended December 31, 2018, an improvement of $3.9 million from a loss of $0.6 million over the same prior year period, driven by increased sales in the current year period.

Wholesale Segment

Net sales of $107.7 million compared to $118.0 million in the prior year quarter, a decrease of 8.7%. During the previous year wholesale segment sales were at elevated levels as the shipping delays and high backlogs from the first quarter were mostly caught up in the second quarter. This year the wholesale segment backlog levels in the first quarter were at normal levels as our manufacturing is running more efficiently this year with no shipping delays. Lower international sales, especially to China, partly offset by increased contract sales, also contributed to the sales decrease.

Operating income of $8.8 million compared to $15.6 million in the prior year quarter. The decrease was largely due to the decrease in current period sales.

FISCAL 2019 YEAR-TO-DATE FINANCIAL RESULTS:

Consolidated

Net sales were $384.9 million for the six months ended December 31, 2018 compared to $379.8 million for the same period in the prior year, an increase of 1.4%. Retail net sales increased 3.1% and wholesale net sales decreased 1.7%.

Gross profit was $210.3 million for the six months ended December 31, 2018 compared to $208.1 million in the comparable prior year period. Consolidated gross margin for the period was 54.6% compared to 54.8%. Our consolidated gross margin decreased primarily due to lower sales volume at wholesale. Retail sales as a percent of total consolidated sales was 78.9% for the period compared to 77.6% in the prior year.

Operating expenses for the six months ended December 31, 2018 were $182.4 million or 47.4% of sales compared to $179.0 million or 47.1% of sales in the comparable prior year period. The 1.9% increase in operating expenses was primarily due to an increase in logistics costs.

Operating income for the six months ended December 31, 2018 was $27.9 million or 7.3% of sales compared to $29.1 million or 7.7% of sales in the comparable prior year period. Adjusted operating income for the six months ended December 31, 2018 was $28.2 million or 7.3% of sales compared to $29.6 million or 7.8% of sales in the comparable prior year period. The primary causes for the 4.7% decrease in operating income were the reduced sales in wholesale and increased variable costs of freight distribution and warehouse costs, partly offset by increased domestic retail sales. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Income taxes were $7.0 million for the six months ended December 31, 2018 and $6.8 million in the comparable prior year period. The effective rate this year was 25.0% compared to 23.5%. The prior year rate included a benefit from the re-measurement of deferred tax assets and liabilities as a result of tax rate changes due to the 2017 tax act.

Net income was $21.0 million or $0.78 per diluted share for the six months ended December 31, 2018 and $22.3 million or $0.80 per diluted share in the prior year comparable period. Adjusted net income was $21.3 million or $0.79 per diluted share for the six months ended December 31, 2018 and $22.7 million or $0.82 per diluted share in the prior year comparable period. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Balance Sheet and Cash Flow

Total debt of $1.3 million related to capital leases decreased $0.3 million from June 30, 2018.

Total cash and cash equivalents of $38.8 million increased $16.4 million from June 30, 2018, paying out $10.1 million in dividends.

Inventories of $159.2 million decreased by $3.8 million from June 30, 2018.

Capital expenditures were $5.0 million fiscal year to date at both December 31, 2018 and 2017. Expenditures were primarily at retail design centers.

Dividends During the year to date period ended December 31, 2018, we paid $10.1 million of dividends, maintaining our $0.19 quarterly dividend rate with the prior fiscal year.

Analyst Conference Call

Ethan Allen will conduct an analyst conference call at 5:00 PM (Eastern) on Monday, January 28 to discuss its financial results and business initiatives. The analyst conference call will be webcast from the “Events and Presentations” page at http://www.ethanallen.com/investors. To participate in the call, dial 844-822-0103 (or 614-999-9166 for international callers) and provide conference ID# 8299000. An archived recording of the call will be made available for at least 60-days on the Company’s website.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Investor Relations Contact
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
IR@ethanallen.com

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses the following non-GAAP financial measures: “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin”, “adjusted net income”, “adjusted earnings per share”, and earnings before interest, taxes, depreciation and amortization ("EBITDA") (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with GAAP is also provided at the end of this press release.

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2018 and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and any related webcasts, conference calls and other related discussions or documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", "will", "may", "continue", "project", "target", "outlook", "forecast", "guidance", and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to: competition from overseas manufacturers and domestic retailers; our anticipating or responding to changes in consumer tastes and trends in a timely manner; our ability to maintain and enhance our brand, marketing and advertising efforts and pricing strategies; changes in global and local economic conditions that may adversely affect consumer demand and spending, our manufacturing operations or sources of merchandise and international operations; changes in U.S. policy related to imported merchandise; an economic downturn; potentially negative or unexpected tax consequences of changes to fiscal and tax policies; our limited number of manufacturing and logistics sites; fluctuations in the price, availability and quality of raw materials; environmental, health and safety requirements; product safety concerns; disruptions to our technology infrastructure (including cyber-attacks); increasing labor costs, competitive labor markets and our continued ability to retain high-quality personnel and risks of work stoppages; loss of key personnel; our ability to obtain sufficient external funding to finance our operations and growth; access to consumer credit; the effect of operating losses on our ability to pay cash dividends; additional impairment charges that could reduce our profitability; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; results of operations for any quarter are not necessarily indicative of our results of operations for a full year; possible failure to protect our intellectual property; and those matters discussed in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended June 30, 2018, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)
Selected Consolidated Financial Data:
	Three Months Ended		Six Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
Net sales	$197.2	$198.5	$384.9	$379.8
Gross margin	55.2%	54.3%	54.6%	54.8%
Operating margin	8.2%	8.8%	7.3%	7.7%
Adjusted operating margin *	8.3%	8.7%	7.3%	7.8%
Net income	$12.2	$14.9	$21.0	$22.3
Adjusted net income *	$12.4	$14.6	$21.3	$22.7
Operating cash flow	$7.0	$(3.5)	$31.5	$14.2
Capital expenditures	$2.2	$2.3	$5.0	$5.0
Company stock repurchases (trade date)	$0.0	$0.0	$0.0	$0.0

EBITDA	$21.1	$22.6	$37.9	$39.1
EBITDA as % of net sales	10.7%	11.4%	9.8%	10.3%

Adjusted EBITDA *	$21.4	$22.3	$38.2	$39.7
Adjusted EBITDA as % of net sales *	10.9%	11.2%	9.9%	10.5%

Selected Financial Data by Business Segment:
	Three Months Ended		Six Months Ended
Retail	12/31/18	12/31/17	12/31/18	12/31/17
Net sales	$158.5	$153.0	$303.7	$294.6
Operating margin	2.1%	-0.4%	0.6%	-1.2%
Adjusted operating margin *	2.2%	-0.4%	0.7%	-1.2%
Wholesale
Net sales	$107.7	$118.0	$225.7	$229.6
Operating margin	8.2%	13.2%	10.2%	12.6%
Adjusted operating margin *	8.3%	12.9%	10.3%	12.9%

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income
Unaudited
(in thousands)
	Three Months Ended		Six Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
Net sales	$197,152	$198,481	$384,937	$379,783
Cost of sales	88,292	90,690	174,627	171,669
Gross profit	108,860	107,791	210,310	208,114
Selling, general and administrative expenses	92,732	90,253	182,383	179,027
Operating income	16,128	17,538	27,927	29,087
Interest and other income	233	183	259	239
Interest expense	81	33	134	218
Income before income taxes	16,280	17,688	28,052	29,108
Income tax expense	4,090	2,826	7,022	6,831
Net income	$12,190	$14,862	$21,030	$22,277

Basic earnings per common share:
Net income per basic share	$0.46	$0.54	$0.79	$0.81
Basic weighted average shares outstanding	26,574	27,472	26,556	27,466

Diluted earnings per common share:
Net income per diluted share	$0.45	$0.54	$0.78	$0.80
Diluted weighted average shares outstanding	26,923	27,728	26,932	27,742

Comprehensive income:
Net income	$12,190	$14,862	$21,030	$22,277
Other comprehensive income
Currency translation adjustment	(1,195)	(1,392)	52	(1,522)
Other	(19)	(18)	(45)	(32)
Other comprehensive income (loss) net of tax	(1,214)	(1,410)	7	(1,554)
Comprehensive income	$10,976	$13,452	$21,037	$20,723

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)
	December 31,	June 30,
Assets	2018	2018
Current assets:
Cash and cash equivalents	$38,763	$22,363
Accounts receivable, net	9,234	12,364
Inventories	159,174	163,012
Prepaid expenses & other current assets	15,925	16,686
Total current assets	223,096	214,425

Property, plant and equipment, net	262,972	267,903
Intangible assets, net	45,128	45,128
Other assets	3,295	2,977
Total Assets	$534,491	$530,433
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	538	584
Customer deposits	54,242	61,248
Accounts payable	16,407	18,768
Accrued expenses & other current liabilities	69,049	40,660
Total current liabilities	140,236	121,260

Long-term debt	796	1,096
Other long-term liabilities	23,794	24,207
Total liabilities	164,826	146,563
Shareholders' equity:
Common stock	490	490
Additional paid-in-capital	378,558	376,950
Less: Treasury stock	-656,551	-656,551
Retained earnings	653,193	669,013
Accumulated other comprehensive income	-6,119	-6,171
Total Ethan Allen Interiors Inc. shareholders' equity	369,571	383,731
Noncontrolling interests	94	139
Total shareholders' equity	369,665	383,870
Total Liabilities and Shareholders' Equity	$534,491	$530,433

Ethan Allen Interiors Inc.
Design Center Activity
Second Quarter Fiscal 2019
Unaudited

		Company
	Independent	Owned	Total
Balance at beginning of period	153	147	300
Additions (includes Relocations) (1)	7	1	8
Closings (includes Relocations) (1)	0	(3)	(3)
Transfers	(1)	1	0
Balance at end of period	159	146	305

United States	42	140	182
International	117	6	123

(1) Relocations in additions & closing	0	1	1

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Six Months Ended December 31, 2018 and 2017
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Income / Earnings Per Share
Net income	$12,190	$14,862	$21,030	$22,277
Adjustments net of related tax effects *	224	-217	224	418
Normalized income tax effects *	0	0	0	0
Adjusted net income	$12,414	$14,645	$21,254	$22,695
Diluted weighted average shares outstanding	26,923	27,728	26,932	27,742
Earnings per diluted share	$0.45	$0.54	$0.78	$0.80
Adjusted earnings per diluted share	$0.46	$0.53	$0.79	$0.82
Consolidated Operating Income / Operating Margin
Operating income	$16,128	$17,538	$27,927	$29,087
Add: adjustments *	297	-312	297	535
Adjusted operating income *	$16,425	$17,226	$28,224	$29,622
Net sales	$197,152	$198,481	$384,937	$379,783
Operating margin	8.2%	8.8%	7.3%	7.7%
Adjusted operating margin *	8.3%	8.7%	7.3%	7.8%
Wholesale Operating Income / Operating Margin
Wholesale operating income	$8,821	$15,568	$23,136	$29,030
Add: adjustments *	74	-312	74	535
Adjusted wholesale operating income *	$8,895	$15,256	$23,210	$29,565
Wholesale net sales	$107,658	$117,965	$225,730	$229,552
Wholesale operating margin	8.2%	13.2%	10.2%	12.6%
Adjusted wholesale operating margin *	8.3%	12.9%	10.3%	12.9%
Retail Operating Income / Operating Margin
Retail operating income	$3,311	$-635	$1,752	$-3,408
Add: adjustments *	223	0	223	0
Adjusted retail operating income *	$3,534	$-635	$1,975	$-3,408
Retail net sales	$158,508	$152,991	$303,722	$294,566
Retail operating margin	2.1%	-0.4%	0.6%	-1.2%
Adjusted retail operating margin *	2.2%	-0.4%	0.7%	-1.2%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Six Months Ended December 31, 2018 and 2017
Unaudited
(in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2018	2017	2018	2017
EBITDA
Net income	$12,190	$14,862	$21,030	$22,277
Add: interest expense, net	-58	-44	-76	-18
income tax expense	4,090	2,826	7,022	6,831
depreciation and amortization	4,925	4,954	9,925	10,040
EBITDA	$21,147	$22,598	$37,901	$39,130
Net sales	$197,152	$198,481	$384,937	$379,783
EBITDA as % of net sales	10.7%	11.4%	9.8%	10.3%
EBITDA	$21,147	$22,598	$37,901	$39,130
Add: adjustments *	297	-312	297	602
Adjusted EBITDA	$21,444	$22,286	$38,198	$39,732
Net sales	$197,152	$198,481	$384,937	$379,783
Adjusted EBITDA as % of net sales	10.9%	11.2%	9.9%	10.5%

* Adjustments consist of the following:
	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2018	2017	2018	2017
Adjustments net of related income tax effects:
Organizational changes and other exit costs	138	-312	138	535
Retail asset purchase costs	159	0	159	0
Adjustments to operating income	297	-312	297	535
Early debt extinguishment	0	0	0	67
Adjustments to EBITDA	297	-312	297	602
Related tax effects	-73	95	-73	-184
Adjustments net of related income tax effects	$224	$-217	$224	$418

Related tax effects are calculated using a normalized tax rate of 24.5% in the current fiscal year and 36.5% in the prior fiscal year